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                                                                    EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
NeoRx Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-60029, 33-63169, 333-05661, 333-00785, 333-25161, 333-35442, 333-43712, and
333-45398) on Form S-3 and in the registration statements (Nos. 33-43860, 33-46317, 33-87108, 333-32583 and 333-41764) on Form S-8 of NeoRx Corporation,
of our report dated January 26, 2001, except as to note 18, which is as of March 20, 2001, relating to the balance sheets of NeoRx Corporation as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of NeoRx Corporation.

KPMG LLP
Seattle, Washington
March 28, 2001